Media Contact:	Investor Contact:
Greg Berardi Blue Marlin Partners 415-239-7826 greg@bluemarlinpartners.com	Dan Rumsey Acting Chief Executive Officer 408-943-4200 dan.rumsey@wavewireless.com

WAVE WIRELESS CORPORATION
ANNOUNCES NEW STOCK SYMBOL

San Jose, CA (August 19, 2005) – Wave Wireless Corporation, formerly known as P-Com, Inc., today announced that its stock will trade under the symbol, OTC Bulletin Board: WVWC, at the beginning of trading on August 22, 2005.

The new stock symbol is the result of the company’s name change, which was approved by shareholders at the company’s annual meeting on August 12, 2005. The company’s former stock symbol was OTC Bulletin Board: PCMC.

“Our new stock symbol completes our transformation to Wave Wireless Corporation,” said Dan Rumsey, Acting Chief Executive Officer of Wave Wireless. “Our new name has long been associated with our SPEEDLAN family of products, and our new symbol will allow our shareholders to track our progress towards achieving our objective of returning to profitability.”

About Wave Wireless Corporation
Wave Wireless Corporation develops, manufactures, and markets highly secure and reliable wireless mesh routers to the license exempt telecommunications market worldwide. The company’s wireless mesh routers are designed to combine high performance, multiple operating frequencies and hardware AES encryption to provide networking professionals with the most flexible, scalable and robust mesh routers for integrated network requirements of Internet access and private networks including security and surveillance requirements. Cellular and personal communications service (PCS) providers utilize the company’s repair and maintenance business for a full range of services required to support technical issues associated with the installation, maintenance and operation of refurbished legacy Wave Wireless licensed products. For more information visit http://www.wavewireless.com or call 408-943-4200.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Wave Wireless’ markets and the demand for its products. Factors that could cause Wave Wireless’ actual results to differ materially from these forward-looking statements include the Company’s ability to achieve positive cash flow; the Company’s deteriorating cash position and its need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the continued intense competition resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors; the timing of new technology and product introductions; and the risk of early obsolescence; and the Company’s dependence on the sale of refurbished licensed radio products. Please refer to our reports and filings with the Securities and Exchange Commission, including our reports on Form 10-K, 10-Q and 8-K, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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